As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-138570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

XYRATEX LTD

(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Langstone Road
Havant PO9 1SA
United Kingdom

(011) 44 2392 496000

(Address and telephone number, including area code, of registrant’s principal executive offices)

XYRATEX LTD 2006 INCENTIVE AWARD PLAN

(Full title of the plan)

Brad Driver
46831 Lakeview Blvd.

Fremont, CA 94538

(510) 687-5260

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Kenneth M. Massaroni

Executive Vice President, General Counsel and

Chief Administrative Officer

Seagate Technology plc

10200 S. De Anza Blvd

P.O. Box 4030

Cupertino, CA 95015

(408) 658-1000

DEREGISTRATION OF SECURITIES

On November 9, 2006, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-138570 (the “Registration Statement”), for the sale of common shares, par value U.S.$0.01 per share (the “Common Shares”), of the Registrant under the Registrant’s Xyratex Ltd 2006 Incentive Award Plan.

On February 26, 2014, the Registrant’s shareholders approved and adopted, at a special meeting of shareholders, an Agreement and Plan of Merger (the “Agreement”), dated as of December 21, 2013, by and among the Registrant, Seagate Technology International, an exempted limited liability company incorporated and existing under the laws of the Cayman Islands and an indirect subsidiary of Seagate Technology plc (“Parent”), and Phoenix Acquisition Limited, an exempted company incorporated and existing under the laws of Bermuda and a wholly-owned Subsidiary of Parent (“Merger Sub”).  Pursuant to the Agreement, upon the issuance of the Certificate of Merger by the Registrar of Companies in Bermuda on March 31, 2014 (the “Effective Time”), Merger Sub merged with and into the Registrant, and the Registrant continued as the surviving entity of the Merger.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Shares registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Common Shares registered under the Registration Statement that remain unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 31st day of March, 2014.

XYRATEX LTD

By:	/s/ James Lerner
	Name:	James Lerner
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ James Lerner		Chief Executive Officer	March 31, 2014
James Lerner		(Principal Executive Officer)

/s/ Richard Pearce		Chief Financial Officer	March 31, 2014
Richard Pearce		(Principal Financial and Accounting Officer)

By:	/s/ Kenneth M. Massaroni	Director	March 31, 2014
Kenneth M. Massaroni, duly authorized on behalf of Seagate Technology International

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